Exhibit 1.1

                       STOCK AND OPTION PURCHASE AGREEMENT

     THIS STOCK AND OPTION PURCHASE AGREEMENT ("Agreement") is made as of May 24, 1994, between TEXFI INDUSTRIES, INC., a Delaware corporation (the "Company"), and CHADBOURNE CORPORATION, a Delaware corporation (the "Purchaser" or the "Optionee").

     On the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of the Company's Common Stock, par value $1.00 per share ("Common Stock"), and the option to purchase additional shares of Common Stock (the "Option"). Accordingly, the parties hereto agree as follows:

                          I. AUTHORIZATION AND CLOSING

     1.1. Authorization of the Common Stock. The Company has authorized the sale to the Purchaser of 924,000 shares of Common Stock (the "Purchased Shares") and the issuance and sale to the Optionee pursuant to the Option of up to 600,000 shares of Common Stock.

     1.2. Purchase and Sale of the Common Stock and the Option. At the Closing (as defined below), the Company shall sell to the Purchaser and, subject to the terms and conditions set forth herein, the Purchaser shall purchase from the Company the Purchased Shares, and the Company shall grant to the Optionee (and deliver to the Optionee a certificate in the form attached as Exhibit A hereto) and, subject to the terms and conditions set forth herein, the Optionee shall purchase from the Company the Option, all at the aggregate price of $5,000,000.00 (the "Purchase Price").

     1.3. The Closing. The closing of the purchase and sale of the Purchased Shares and the Option (the "Closing") shall take place at the offices of Robinson, Bradshaw & Hinson, P.A. at 2:00 p.m. on May 24, 1994, or at such other place or on such other date as may be mutually agreeable to the Company and the Purchaser, but in no event later than May 30, 1994. At the Closing, the Company shall deliver to the Purchaser one or more stock certificates evidencing the Common Stock to be purchased by the Purchaser, registered in the Purchaser's or its nominee's name, upon payment of the Purchase Price therefor.

                 II.  CONDITIONS TO THE PURCHASER'S OBLIGATION AT CLOSING

     The obligation of the Purchaser to purchase and pay for the Purchased Shares and the Option at the Closing is subject to the satisfaction as of the Closing of the following conditions:

     2.1. Representations and Warranties; Covenants. The representations and warranties contained in Article IV hereof shall be true and correct at and as of the Closing as though then made, except to the extent of changes caused by the transactions expressly contemplated herein, and the Company

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shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

     2.2. Closing Certificate. The Company shall have delivered to the Purchaser a certified copy of the resolutions duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, the sale of the Purchased Shares, the grant of the Option, the issuance and sale of the shares that may be purchased pursuant to the Option to the Purchaser, and the consummation of all other transactions contemplated by this Agreement.

     2.3. Legal Opinion. The Purchaser shall have received from Schell Bray Aycock Abel & Livingston, counsel for the Company, an opinion which shall be addressed to the Purchaser, dated the date of Closing, and in form and substance satisfactory to the Purchaser.

     2.4. Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be satisfactory in form and substance to the Purchaser.

     2.5. Waiver. Any condition specified in this Article II may be waived if consented to by the Purchaser; provided that no such waiver shall be effective against the Purchaser unless it is set forth in a writing executed by the Purchaser.

                    III.  CONDITIONS TO COMPANY'S OBLIGATION AT CLOSING

     The obligation of the Company to sell to the Purchaser the Purchased Shares and the Option at the Closing is subject to the satisfaction as of the Closing of the following conditions:

     3.1. The Purchaser shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

                    IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As a material inducement to the Purchaser to enter into this Agreement and purchase the Purchased Shares and the Option, the Company hereby represents and warrants that:

     4.1. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified or licensed and where the failure to be so qualified or licensed would have a material adverse effect on the business prospects, financial condition, operating results, assets or operations of the Company and its subsidiaries taken as


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a whole. The Company has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses and to carry out the transactions contemplated by this Agreement.

     4.2. Capital Stock. As of the Closing and immediately after the Closing, the authorized capital stock of the Company shall consist of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $1.00 per share, of which only 8,630,996 shares of Common Stock shall be issued and outstanding, which includes the Purchased Shares.

     4.3. Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which the Company is a party have been duly authorized by the Company and do not require the approval of the Company's shareholders. This Agreement and all other agreements contemplated hereby have been validly executed and delivered by the Company and each such agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general equitable principles. As of the Closing, after giving effect to the consummation of the transactions contemplated hereby the Company will not be in default under any contract, agreement, instrument or indenture related to the borrowing of money to which it is a party or by which it or any of its property is bound. The execution and delivery by the Company of this Agreement and all other agreements contemplated hereby to which the Company is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, the offering, sale and issuance of the Purchased Shares and the Option hereunder (assuming the accuracy of the Purchaser's investment representations set forth in Section 7.1), do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company's or any subsidiary's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under,
(v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Certificate of Incorporation or bylaws of the Company or any subsidiary, or any law, statute, rule or regulation to which the Company or any subsidiary is subject, or any material agreement, instrument, order, judgment or decree to which the Company or any subsidiary is a party or by which it, or any of its property, is bound.

     4.4. Authorization and Consent. Assuming the accuracy of the Purchaser's investment representations set forth in Section 7.1, no authorization, exemption, consent or approval of, notice to, or declaration to or filing with, any governmental authority is required for the valid execution, delivery and performance by the Company of this Agreement or the other agreements contemplated hereby, or the consummation by the Company of any other transactions contemplated hereby or thereby. The Company has

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obtained all material third party consents, waivers, approvals and exemptions necessary to consummate the transactions contemplated hereby, except for any such third party consents, waivers, approvals and exemptions required for any of the shares that may be purchased pursuant to the Option to be listed on the New York Stock Exchange.

     4.5. Listing of Shares. The Purchased Shares are listed on the New York Stock Exchange. The Company will use its best efforts to insure that, within ninety (90) days from the date of Closing, the shares that may be purchased pursuant to the Option are approved for listing on the New York Stock Exchange subject to the issuance thereof.

     4.6. Reports with Securities and Exchange Commission. The Company has made all filings with the Securities and Exchange Commission which it is required to make under the Securities and Exchange Act of 1934, and the Company has not received any request from the Securities and Exchange Commission to file any amendment or supplement to any of the reports filed therewith.

     4.7. Other Shareholder Rights. Except as disclosed in Notes 7 and 8 to the financial statements contained in the Company's Annual Report for the fiscal year ended October 29, 1993 or as otherwise contemplated hereby, no registration rights are outstanding with respect to the Company's securities and no rights exist to acquire securities of the Company.

     4.8. Rights Agreement. The effectuation of this Agreement and the transactions contemplated hereby will not result in any person having the right to exercise any rights pursuant to that certain Rights Agreement dated as of July 22, 1988, between the Company and First Union National Bank of North Carolina.

                 V.  PROVISIONS WITH RESPECT TO OPTION TO PURCHASE SHARES

     5.1. Exercise Price. The initial exercise price for the Option shall be $4.25 per share. The initial exercise price shall be increased by $0.25 per share (the "EP Increase"), or such other amount as shall be determined in the manner set forth in the last sentence of this Section 5.1, on each anniversary of the date of the Closing. The initial exercise price as so increased (the "Exercise Price") is subject to adjustment as provided in Section 5.4 hereof. If there has been an adjustment to the Exercise Price as provided in Section 5.4 hereof, then, in such event, the EP Increase will be proportionately adjusted to reflect the percentage increase or decrease to the Exercise Price in effect on the anniversary date for which the EP Increase is taking effect from the Exercise Price in effect on the immediately preceding anniversary date or the date hereof as the case may be.

     5.2. Term and exercise. The Option may be exercised in whole or in part as to any whole number of shares at any time and from time to time prior to five years from the date of the Closing by (i) delivery to the Company of a written notice of exercise stating the number of shares that the Optionee then elects to purchase and (ii) payment of the Exercise Price


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in certified funds or by wire transfer of immediately available funds to an account designated by the Company.

      5.3. Covenants of Issuer. The Company covenants and agrees that all shares that may be issued upon the exercise of the Option will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than transfer taxes in respect of any transfer occurring contemporaneously with such issue) and shall be approved for listing on the New York Stock Exchange subject to the issuance thereof if the Company's securities are then listed on the New York Stock Exchange. The Company further covenants and agrees that during the period within which the rights represented by the Option may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise in full of the rights represented by the Option. The Company will provide to, or make available to, as the case may be, the optionee the same information, reports and notices as it shall provide to, or make available to, the holders of its Common Stock, and at the same time as such information, reports and notices are provided to, or made available to, the holders of its Common Stock.

     5.4. Anti-Dilution Provisions.

     A. Exercise Price Adjustments. The Exercise Price shall be subject to adjustment from time to time as follows:

          (i) In the event the Company should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Exercise Price shall be approximately decreased and the number of shares of Common Stock issuable pursuant to the Option shall be appropriately increased in proportion to such increase of the aggregate of shares of Common Stock and those issuable with respect to Common Stock Equivalents to be outstanding immediately following such transaction compared with the aggregate of the shares of Common Stock and those shares issuable with respect to Common Stock Equivalents then outstanding immediately prior to such transaction.

          (ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a reverse split or other combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Exercise Price shall be appropriately increased and the number of shares of Common Stock issuable upon exercise


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     shall be appropriately decreased in proportion to such decrease in the outstanding shares of Common Stock.

          (iii) Issuance of Common Stock Below Exercise Price. If the Company shall, at any time or from time to time, directly or indirectly, sell or issue shares of Common Stock for cash or property or in payment of an obligation which could be made in cash at the election of the Company, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock in either case at a price per share of Common Stock (determined, in the case of rights, options, warrants or convertible or exchangeable securities, by dividing (x) the total amount received or receivable by the Company (including the amount of payment of an obligation which could be made in cash at the election of the Company) in consideration of the sale or issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Company upon exercise or conversion or exchange thereof, by (y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) lower than the Exercise Price of the Option immediately prior to such sale or issuance, then the applicable Exercise Price shall be reduced to a price determined by multiplying the applicable Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such sale or issuance plus the number of shares of Common Stock which the aggregate consideration received (determined as provided below) for such sale or issuance would purchase at the applicable Exercise Price immediately prior to such sale or issuance and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such sale or issuance. Such adjustment shall be made successively whenever such sale or issuance is made. For the purposes of such adjustments, the shares of Common Stock which the holder of any such rights, options, warrants, or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such sale or issuance and the consideration received by the Company therefor shall be deemed to be the consideration received by the Company (plus any underwriting discounts or commissions in connection therewith) for such rights, options, warrants or convertible or exchangeable securities, plus the consideration stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock covered thereby. If the Company shall sell or issue shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration received by the Company" for purposes of the first sentence and the immediately preceding sentence of this Section 5.4(A)(iii), the fair value of such property shall be determined in good faith by the Board of Directors of the Company. The determination of whether any adjustment is required under this Section 5.4(A)(iii), by reason of the sale and issuance of rights, options, warrants or convertible or exchangeable securities and the amount of such adjustment, if any, shall be made only at the time of such issuance or sale and not at the subsequent time of issuance or sale of Common Stock upon the exercise of such rights

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     to subscribe or purchase.

     B. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5.4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Optionee against dilution.

     C. Exclusions. This Section 5.4 shall not be applicable to any sale or issuance of any securities by the Company in respect of rights to convert or acquire securities described in Notes 7 or 8 to the financial statements contained in the Company's Annual Report for the fiscal year ended October 29, 1993.

     5.5. Rights as a shareholder. The Optionee will have no rights as a shareholder with respect to any shares covered by the Option until the date that the Optionee has fully complied with the terms of Section 5.2 above. Except as provided in Section 5.4 above, no adjustment will be made for dividends, other distributions, or other rights for which the record data is prior to the date of such issuance.

     5.6. Cash in Lieu of Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option. If, by reason of any change made pursuant to Section 5.4, the Optionee would be entitled, upon the exercise of any rights evidenced hereby, to receive a fractional interest in a share, the Company shall, upon such exercise, purchase such fractional interest for an amount in cash equal to the fair market value of such fractional interest (as determined in good faith by the Board of Directors of the Company), determined as of the date of the exercise of the Option.

                             VI. REGISTRATION RIGHTS

     6.1. Piggyback Registrations.

     A. Right to Piggyback. Whenever the Company proposes to register any of its securities under the Securities Act of 1933, as amended, or any similar federal law then in force (the "Securities Act") in any primary, secondary or combined offering (other than pursuant to a Demand Registration), and the registration form to be used may be used for the registration of Registrable Securities (a "Piggyback Registration"), the Company will give prompt written notice to the Purchaser of its intention to effect such a registration and will (subject to the priorities established below) include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 30 days after the receipt of the Company's notice.

     B. Piggyback Expenses. The Company's Registration Expenses



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will be paid by the Company in all Piggyback Registrations.

     C. Priority on Piggyback Registrations. If a Piggyback Registration is an underwritten registration, and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities requested to be included in such registration exceeds the number of Registrable Securities that can be sold in an orderly manner in such offering after the Company has been able to sell the number of securities it proposes to sell within a price range acceptable to the Company, the Company will include in such registration the number of securities the Company proposes to sell and then the number of the Purchaser's Registerable Securities that, in the opinion of the managing underwriter, can be sold in an orderly manner in such offering after the Company has been able to sell the number of securities it proposes to sell within a price range acceptable to the Company. If, pursuant to this Section 6.1(C), the number of the Purchaser's Registrable Securities included in such registration is more than twenty percent (20%) less than the number of Registrable Securities the Purchaser has requested to be included in such registration, then such registration will not be deemed to be an "opportunity" as that word is used in
Section 6.2(A) hereof.

     D. Selection of Underwriters. If any Piggyback Registration is in connection with an underwritten offering, the Company will have the right to select the investment banker(s) and manager(s) to administer the offering.

     E. Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to this Section 6.1 and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its Registrable Securities or securities convertible or exchangeable into or exercisable for its Registrable Securities under the Securities Act (except on Form S-8 or Form S-4 or any successor forms), whether on its own behalf or at the request of any holder or holders of such Registrable Securities, until a period of at least ninety (90) days has elapsed from the effective date of such previous registration.

     6.2. Demand Registrations.

     A. Right to Demand Registrations. At any time after three years from the date of Closing, if the Company has failed to provide the Purchaser with at least two (2) opportunities to register securities pursuant to the PiggyBack Registration Rights granted herein, the Purchaser may request registration under the Securities Act of all or any part of the Purchaser's Registrable Securities (a "Demand Registration"); provided, however, that the Purchaser may not request any Demand Registration after the Company has given the notice of a Piggyback Registration referred to in Section 6.1(A) until the first to occur of (i) 150 days (or, in the event the Company is permitted to use any applicable short form, 90 days) after the date of such notice, (ii) 90 days (or, in the event the Company is permitted to use any applicable short form, 45 days) after the date of such notice if the Company has not yet filed a registration statement with


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respect to such Piggyback Registration, (iii) the withdrawal of any registration statement the Company has filed with respect to such Piggyback Registration (or any public announcement by the Company that it no longer intends to pursue such public offering), or (iv) five Business Days after the effectiveness of such Piggyback Registration. The Purchaser will be entitled to request up to two (2) Demand Registrations. Each request for a Demand Registration shall specify the approximate number of such Registrable Securities requested to be registered and the anticipated per share price range for such offering and proposed manner of distribution including whether or not the offering will be underwritten. Demand Registrations will be on Forms S-2 or S-3 or any similar short-form registration statement whenever the Company is permitted to use any applicable short form.

     B. Priority on Demand Registrations. If in a Demand Registration the managing underwriters (if any) advise the Company in writing that in their opinion the number of Registrable Securities requested to be included in such registration together with the number of securities the Company proposes to be included in such registration for its own account exceeds the number of securities that can be sold in an orderly manner in such offering within a price range acceptable to the Purchaser, the Company will include in such registration first, the number of Registrable Securities requested to be included in such registration by the Purchaser, and next, the number of securities requested to be included in such registration by the Company for its own account.

     C. Restrictions on Demand Registrations. The Company may postpone for up to ninety (90) days the filing or the effectiveness of a registration statement for a Demand Registration if the Company reasonably determines that such Demand Registration would have an adverse effect other than of an immaterial nature on any proposal or plan by the Company or any of its subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or similar transaction; provided that in such event, the Purchaser will be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Company will pay all expenses incurred by the Purchasers in such withdrawn Demand Registration. The Company will not be obligated to effect any Demand Registration within six (6) months after the effective date of a previous Demand Registration, or such lesser period after such effective date as agreed to in writing by the managing underwriter(s) for such previous Demand Registration.

     D. Selection of Underwriters. In any underwritten Demand Registration, the Company will have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the approval of the Purchaser, which approval will not be unreasonably withheld.

     E. Other Registration Rights. Except as provided in this Agreement and for so long as the Purchaser maintains ownership of 5% or more of the outstanding Common Stock of the Company, the Company will not



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grant to any persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without the written consent of the Purchaser.

     F. Expenses of Demand Registration. The Purchaser shall bear all expenses of any Demand Registration hereunder unless the Company includes in such registration securities to be registered for its own account, in which case the Purchaser will pay the expenses allocable to the registration of the Purchaser's securities included in the registration, and any expenses not so allocable will be borne by the Purchaser in proportion to the aggregate selling price of the securities to be so registered.

     6.3. Holdback Agreement.

     A. The Purchaser agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the 180-day period beginning on the effective date of any underwritten Piggyback Registration in which Registrable Securities are included (except as part of such underwritten registration or as bona fide gifts), unless the underwriters managing the registered public offering otherwise agree.

     B. The Company agrees not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration (except (i) as part of such underwritten registration
(ii) as offerings pursuant to registrations on Form S-8 or any successor form or
(iii) upon the exercise or conversion of any Common Stock Equivalents then outstanding), unless the underwriters managing the registered public offering otherwise agree.

     6.4. Registration Procedures. Whenever the Purchaser has requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

     A. prepare and file with the United States Securities and Exchange Commission or any governmental body or agency succeeding to the functions thereof (the "Securities and Exchange Commission") a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to counsel selected and retained by the Purchaser at the Purchaser's expense copies of all such documents proposed to be filed, which documents will be subject to the timely review of such counsel);


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     B. prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 270 days or until such earlier time as all of the securities covered by such registration statement have been sold and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

     C. furnish to the Purchaser such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Purchaser may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Purchaser;

     D. use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Purchaser reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Purchaser to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Purchaser (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.4(D), (ii) subject itself to taxation in any such jurisdiction, (iii) consent to general service of process in any such jurisdiction or (iv) register the Registrable Securities or seek an exemption from registration under the securities laws of any state that requires, as a condition to registration or such exemption, that the Company indefinitely file in such jurisdiction substantially all reports required to be filed by the Company with the Securities and Exchange Commission);

     E. notify the Purchaser, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Purchaser, the Company will promptly prepare (and, when completed, give notice to the Purchaser) a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided, however, that upon such notification by the Company, the Purchaser will not sell Registrable Securities until the Company has notified the Purchaser that it has prepared a supplement or amendment to such prospectus;

     F. cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be included on the NASD automated quotation system;

     G. provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

     H. enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Purchaser or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

     I. make available for inspection on a confidential basis by the Purchaser, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by the Purchaser or any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees, attorneys and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

     J. otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full fiscal quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act and Rule 158 thereunder;

     K. permit the Purchaser (if, in the Purchaser's sole and exclusive judgment, the Purchaser might be deemed to be an underwriter or a controlling person of the Company within the meaning of Section 15 of the Securities Act) to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of the Purchaser and its counsel should be included, provided that such material shall be furnished under such circumstances as shall cause it to be subject to the indemnification provisions provided pursuant to Section 6.6(B) hereof;

     L. in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, the Company will use its reasonable best efforts promptly to obtain the withdrawal of such order; and

     M. furnish to the Purchaser at the time of the disposition of

Registrable Securities to be registered an opinion of counsel for the Company, in form and substance satisfactory to the Purchaser, to the effect that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own and hold its properties, including such properties as it holds under lease, and to conduct its business as described in the registration statement, and is qualified to conduct business and is in good standing in each jurisdiction where the conduct of its business requires such qualification and in which the failure to be so qualified could have a material adverse effect on the Company; (ii) such Registrable Securities have been validly issued and are fully paid in nonassessable; (iii) a registration statement covering such Registrable Securities has been filed with the Securities and Exchange Commission under the Securities Act and has been made effective by order of such Commission; (iv) such registration statement and the prospectus contained therein appear on their face to be appropriately responsive in all material respects to the requirements of the Securities Act, and nothing has come to such counsel's attention that would cause it to believe that either such registration statement or such prospectus contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (v) such Registrable Securities conform in all material respects to the description thereof contained in such registration statement;
(vii) to the best of such counsel's knowledge, no stop order has been issued by the Securities and Exchange Commission suspending the effectiveness of such registration statement.

     6.5. Registration Expenses.

     A. All expenses incident to the Company's performance of or compliance with this Agreement, including without limitation all fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and the Company's independent certified public accountants, underwriters (excluding discounts and commissions) and other persons retained by the Company (all such expenses being herein called "Registration Expenses"), will be borne by the Company, except as otherwise provided in this Agreement (including with respect to Demand Registrations), except that the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any liability insurance for the Company and its board of directors and the expenses for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system.

     B. To the extent Registration Expenses are not required to be paid by the Company, the Purchaser will pay the Registration Expenses allocable to the registration of the Purchaser's securities included in the registration, and any Registration Expenses not so allocable will be borne by the Purchaser in proportion to the aggregate selling price of the securities to be so registered. Such expenses would include, without limitation, underwriters' discounts and commissions and fees of Purchaser's counsel.

     6.6. Indemnification.

     A. The Company agrees to indemnify, to the extent permitted by law, the Purchaser, its officers, directors, employees and agents and each person who controls the Purchaser (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including legal fees and expenses) caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are (i) caused by or contained in any information furnished in writing to the Company by the Purchaser expressly for use therein, (ii) caused by the Purchaser's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished the Purchaser with a sufficient number of copies of the same, or (iii) caused by the Purchaser's sale of Registrable Securities in violation of the proviso to Section 6.4(E) hereof.

     B. In connection with any registration statement in which the Purchaser is participating, the Purchaser will furnish to the Company in writing such information, affidavits and other material as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information, affidavit or other material so furnished in writing by the Purchaser.

     C. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may properly be sought pursuant to this Article VI, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel to which the indemnified party has no reasonable objection to represent the indemnified party and any others the indemnifying party may designate in such proceedings and shall pay the fees and disbursements of such counsel related to such proceeding. Except as otherwise provided in this paragraph, after the indemnifying party retains counsel in accordance with the preceding sentence, the indemnifying party shall not be liable to the indemnified party under this Article VI for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed in writing to the retention of such counsel and to the payment by the indemnifying party of such counsel's fees and expenses or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. The indemnified party agrees to consult with the indemnifying party prior to the retention of its own counsel in situations covered by clause (ii) of the preceding sentence. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Purchaser and such control persons of the Purchaser, such firm shall be designated in writing by the Purchaser. In the case of any such separate firm for the Company, and such directors, officers and control persons of the Company, such firm shall be designated in writing by the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, such consent not to be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

     D. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification is unavailable for any reason.

     6.7. Participation in Underwritten Registrations. No person may participate in any registration hereunder that is underwritten unless such person (a) agrees to sell such person's securities on the basis provided in any underwriting arrangements approved by the person or persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements and which are customary in such transactions; provided, however, that the Purchaser shall not be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding the Purchaser and the Purchaser's intended method of distribution.

     6.8. No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Purchaser in this Agreement.

     6.9. Definition of "Registrable Securities." As used in this Article VI, the term "Registrable Securities" means the Purchased Shares and shares of Common Stock purchased upon exercise of the Option, and shares of Common Stock issued in respect of either the Purchased Shares or the shares of Common Stock purchased upon exercise of the Option by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been distributed to the public through a broker, dealer or market purchaser in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or pursuant to an effective registration statement under the Securities Act.

                        VII.  MISCELLANEOUS

     7.1. Purchaser's Investment Representations. The Purchaser hereby represents that:

     A. The Purchaser is acquiring the Purchased Shares, the Option, and the shares which may be purchased pursuant to the exercise of the Option (together, for purposes of this Section 7.1, the "Investment Securities") for its own account with the present intention of holding such Investment Securities for purposes of investment, and that the Purchaser has no intention of selling such Investment Securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

     B. The Purchaser is sophisticated in financial matters and is able to evaluate the risks and benefits of his or its investment in the Investment Securities.

     C. The Purchaser is able to bear the economic risk of its investment in the Investment Securities for an indefinite period of time because the Investment Securities have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

     D. The Purchaser has had full opportunity to interview directors and officers and to ask questions and receive answers concerning the Company and has had full access to such other information concerning the Company as it has requested.

     7.2. Restrictive Legend. Each certificate for the Purchased Shares or the shares purchased pursuant to the exercise of the Option shall be imprinted with a legend in substantially the following form:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON REGISTRATION UNDER ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR UPON DELIVERY TO THE CORPORATION OF EITHER (A) A NO-ACTION LETTER FROM THE STATE AND FEDERAL AGENCIES HAVING JURISDICTION THEREOF OR (B) AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT NEITHER THE SALE NOR THE PROPOSED TRANSFER CONSTITUTES A VIOLATION OF ANY FEDERAL OR STATE SECURITIES LAW.

     7.3. Purchaser's Ownership Representations. The Purchaser hereby represents and warrants that both the Purchaser and Mentmore Holdings Corporation are corporations controlled, directly or indirectly, by William Remley and Richard Kramer or members of their immediate families.

     7.4. Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company or the Purchaser may take any action herein prohibited, or omit to perform any act herein required to be performed by it, with the written consent of the Company and the Purchaser. No other course of dealing between the Company and the Purchaser or any delay in exercising any rights hereunder or under the Company's Certificate of Incorporation shall operate as a waiver of any rights of the Purchaser.

     7.5. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Purchaser or on its behalf.

     7.6. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement that are for the Purchaser's benefit as a purchaser or holder of Purchased Shares are also for the benefit of, and enforceable by, any subsequent holder of such Purchased Shares; provided that Purchased Shares shall cease to be Purchased Shares under this Agreement when they have been (i) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (ii) distributed to the public pursuant to Rule 144. This Agreement shall terminate at such time as all of the Purchased Shares have been (i) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (ii) distributed to the public pursuant to Rule 144.

     7.7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     7.8. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

     7.9. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

     7.10. Governing Law. The corporate law of the State of Delaware shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by the internal law, and not the law of conflicts, of the State of North Carolina.

     7.11. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one business day after sent to the recipient by reputable express courier service (charges prepaid) or five business days after mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Purchaser and to the Company at the addresses indicated below:

If to the Company:      Texfi Industries, Inc.
                        Post Office Box 31728
                        Raleigh, North Carolina  27622
                        Attn:  Chief Financial Officer

with a copy to:         Schell Bray Aycock Abel & Livingston
                        1500 Renaissance Plaza
                        230 North Elm Street
                        Post Office Box 21847
                        Greensboro, NC  27420
                        Attn:  Braxton Schell, Esq.

If to the Purchaser:    Chadbourne Corporation
                        1140 Connecticut Avenue, N.W.
                        Washington, D.C. 20036

                        Attn:  President

with a copy to:         Dreyer & Traub
                        101 Park Avenue
                        New York, New York
                        Attn:  Gerald N. Schrager, Esq.

or to such other address or to the attention to such other person as the recipient party has specified by prior written notice to the sending party.

     IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.


                             TEXFI INDUSTRIES, INC.


                             By: L. Terrell Sobey, Jr.

                             Its   President


                             CHADBOURNE CORPORATION


                             By:   William L. Remley

                             Its   President

                                    EXHIBIT A

                              CERTIFICATE OF OPTION

     For value received, Texfi Industries, Inc., does hereby grant to Chadbourne Corporation an option to purchase up to 600,000 shares of Common Stock, par value $1.00 per share, of Texfi Industries, Inc., on the terms and conditions set forth in that certain Stock and Option Purchase Agreement dated as of May 24, 1994, between Texfi Industries, Inc., and Chadbourne Corporation.


                             TEXFI INDUSTRIES, INC.



                             By    ________________________________

                             Its   ________________________________

                             Date: ________________________________